Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

DICK’S SPORTING GOODS, INC. (“Employer”) and TERI LIST-STOLL (“Employee”), enter into this Separation Agreement and General Release (this “Agreement”).

WHEREAS, Employee was employed by Employer as Executive Vice President - Chief Financial Officer;

WHEREAS, Employer terminated Employee’s employment effective September 1, 2016 (the “Termination Date”); and,

WHEREAS, Employer is willing to provide to Employee, subject to the terms of this Agreement certain severance in exchange for Employee providing a release of claims and other commitments.

NOW THEREFORE, and in consideration of the mutual promises contained herein, the receipt and adequacy of which are hereby acknowledged, Employer and Employee agree as follows:

1.Definitions.

a.“Company” means: Employer and any entity that controls, is under common control with or is controlled by Employer, which includes without limitation Golf Galaxy, LLC.

b.“Releasees” means: the Company; the present or former directors, members, officers, shareholders, employees, affiliates, agents and advisors (including attorneys) of each entity constituting the Company; and the current or former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of any of the entities constituting the Company.

2.Termination of Employment.

a.Employer timely paid or will timely pay Employee in accordance with its normal payroll and other procedures (or as otherwise required by law) for Employee’s work through the Termination Date, less all required tax withholdings and other deductions. Employee will receive this payment regardless of whether Employee signs or revokes this Agreement.

b.If Employee was enrolled in Employer’s medical benefit plans, Employee’s coverage under such plans shall cease as of September 30, 2016. As of the Termination Date, all of Employee’s other fringe benefits shall cease.

3.Effective Date. This Agreement shall not become effective in any respect until the Revocation Period as set forth in Section 22(f) has expired without notice of revocation. In the absence of Employee’s revocation of this Agreement, the eighth day after Employee’s execution of this Agreement shall be the “Effective Date” of this Agreement.

4.Existing Agreement. The parties previously entered into a Non-Compete and Confidentiality Agreement dated August 1, 2015 (the “Non-Compete Agreement”) relating to, among other things, confidentiality obligations and non-compete and non-solicitation restrictions applicable to Employee. The parties acknowledge and agree that from and after the Effective Date, the Non-Compete Agreement shall be superseded in its entirety by this Agreement.

5.Severance Payments, Bonus and Conditions.

a.In lieu of the severance otherwise set forth in the Non-Compete Agreement, which would total $57,692.32, Employer agrees to pay Employee severance in the aggregate amount of $767,000.00 (the “Severance”). The Severance shall be payable as follows:

(i)
$750,000 of the Severance shall be payable in 26 installments of $28,846.16 each. These Severance installments shall be paid every two weeks beginning on Employer’s first regular pay date after the Effective Date.

(ii)	$17,000.00 of the Severance shall be paid in a single lump sum payment on the first regular pay date after the Effective Date.

b.If Employer achieves its performance targets for company-wide metrics for Fiscal Year 2016 of at least the target level for payout for Fiscal Year 2016, Employer shall pay Employee a pro-rated portion of the target performance incentive bonus award for Employee’s salary grade under Employer’s Performance Incentive Plan for Fiscal Year 2016. Payment of the performance incentive bonus award will be based on Employer’s audited financial statements for Fiscal Year 2016 and is subject to Employer’s Board of Directors’ approval of such financial results. For clarification, Employee will be entitled to the pro-rata portion of such bonus (pro rata calculation based on the portion of the fiscal year completed as of the Termination Date) at the target level so long as the target threshold for Company performance was achieved; however Employee shall not be entitled to performance incentive bonus above the target level even if

c.company-wide metrics exceed the target level. Subject to the foregoing, such payment shall be made to Employee at a time determined by Employer in the ordinary course of business but no later than seventy (70) days after the last day of Fiscal Year 2016.

d.If Employee accepts or has accepted a position, engagement or other relationship with a third party pursuant to which Employee receives or will receive compensation, then Employee shall promptly disclose in writing to Employer such fact and the nature and extent of such compensation. Employer's obligation to pay or to continue paying the Severance hereunder shall cease upon the start of Employee in a position, engagement or other relationship with expected gross compensation during the first 12 months of at least $750,000.00, measured as base salary plus any guaranteed and/or sign-on cash bonus which is payable in the first year of employment.

e.If Employer's obligation to pay or to continue paying the Severance ceases pursuant to Section 5(c), any partially accrued and unpaid Severance shall be prorated based on the date Employer's obligation ceases and such prorated amount shall be paid to Employee on Employer's next regular pay date.

f.Employee received a discretionary bonus of $115,000 on or about April 2016 (the “Incentive Bonus”) which was issued with the condition that Employee would be required to repay Employer a pro rata amount of the Incentive Bonus if Employee’s employment terminated within two years of the payment of the Incentive Bonus. Subject to Employee’s execution of this Agreement and adherence to the promises made herein, Employer agrees to forgive Employee’s obligation to repay to Employer the Incentive Bonus.

g.Employer will pay Employee Employee’s unused vacation (73.22 hours as of the Termination Date) in the amount of $26,400 payable on the first regularly scheduled pay date after the Effective Date.

h.The severance payments and benefits shall be subject to any applicable federal, state or local income and employment tax withholding, reporting or other requirements. Employee acknowledges and understands that the amounts paid to Employee will be reported to the United States Internal Revenue Service and other appropriate taxing agencies in accordance with all federal, state and local tax reporting requirements. Employee further agrees that Employee shall be responsible for Employee’s tax liabilities associated with such payments and that Employee shall indemnify, defend and hold Company harmless with respect to any tax liability or penalty relating to the payments or the matters encompassed herein.

6.General Release and Waiver of Claims.

a.Employee irrevocably and unconditionally releases, acquits and forever discharges Releasees of and from any and all charges, complaints, claims, causes of action, suits and debts, of whatever nature, related in any way to Employee’s employment by any Releasee or termination thereof, occurring or accruing on or before the date Employee executes this Agreement, whether known or unknown, asserted or unasserted, that Employee now has, may have, or claims to have against Company or any of the other Releasees. This includes any and all such claims or causes of action that Employee could make on Employee’s own behalf, but also those that may or could be brought by any person or entity on Employee’s behalf.

b.The release and waiver set forth in Section 6(a) includes, but is not limited to, any claims arising under any federal, state or local statutes, regulations, ordinances or common laws, specifically including, but not limited to (and in each case as it may have been amended): the Age Discrimination in Employment Act (“ADEA”); the Older Workers’ Benefit Protection Act; the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Family and Medical Leave Act; Sections 1981 through 1988 of Title 42 of the United States Code; the Employee Retirement Income Security Act of 1974; the Americans with Disabilities Act of 1990; the Occupational Safety and Health Act; the Equal Pay Act of 1963; the Consolidated Omnibus Budget Reconciliation Act of 1985; the Health Insurance Portability and Accountability Act of 1996; Section 503 of the Rehabilitation Act of 1973; and any common law claims, including but not limited to those alleging wrongful discharge, intentional or negligent infliction of emotional distress, breach of contract, promissory or equitable estoppel, discrimination, defamation, invasion of privacy, negligence, breach of duty and/or claims for attorney’s fees, punitive, compensatory and liquidated damages, expenses or costs.

c.Notwithstanding Sections 6(a) and (b), the release set forth therein does not and is not intended to (i) release any claims that cannot be released by law, such as claims for workers compensation benefits, or (ii) preclude Employee from seeking a judicial determination of the validity of the release of Employee’s rights under the ADEA.

d.Notwithstanding Sections 6(a) and (b), nothing in this Agreement prohibits or prevents Employee from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblower proceeding or other proceeding before any federal, state, or local government agency (e.g. EEOC, NLRB, SEC., etc.), nor does anything in this Agreement preclude, prohibit, or otherwise limit, in any way, Employee’s rights and abilities to contact, communicate with, report matters to, or otherwise participate in any whistleblower program administered by any such agencies. However, to the maximum extent permitted by law, Employee agrees that if such a charge is filed or an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies; provided the foregoing does not prohibit Employee from seeking and obtaining a whistleblower award from the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended.

e.Notwithstanding Sections 6(a) and (b), the release, waiver and other provisions of this Agreement do not diminish or otherwise adversely impact any vested benefits to which Employee might be entitled pursuant to any employee benefit plan maintained by Employer.

7.Termination of Employment; No Re-Hire. As of the Termination Date, Employee’s employment relationship with Employer shall be permanently and irrevocably severed, and Employee forever waives any and all claims or right to reinstatement or future employment with the Company. Employee agrees that Employee shall not at any time seek or accept future employment with the Company in any capacity.

8.Return of Company Materials and Property. All documents and other property that relate to the business of the Company are the exclusive property of the Company, even if Employee authored or created them. Employee represents that Employee has returned to Employer any and all such documents and property, including, but not limited to, electronic and paper documents, software, equipment (including, but not limited to, mobile devices, computers and computer-related items), and all other materials or other things (including, but not limited to, identification and keys), as well as any copies, in whatever form.

9.Cooperation.

a.At the Company’s request, Employee shall be reasonably available to the Company and cooperate with the Company with respect to the investigation, defense or prosecution of matters that relate to any threatened, present or future claims or proceedings that involve the Company or the other Releasees and about which Employee reasonably may have knowledge. Employee acknowledges that providing such cooperation may include, without limitation, meeting with attorneys and other Company representatives to prepare for depositions or testimony and giving depositions and testimony. Employer shall pay Employee’s reasonable costs and expenses incurred in connection with Employee’s performance of Employee’s obligations under this Section 9 at the request of the Company.

b.Employee will promptly complete and return any director and officer questionnaire or provide similar information, and execute any certifications, as may be requested by Employer in connection with legal and regulatory requirements, including the requirements of the federal securities laws and the relevant national stock exchange, and Employer’s controls and procedures.

10.Confidentiality; Assignment of Inventions.

a.Except as expressly permitted by Employer in writing or required by law, Employee shall not at any time disclose to any person or entity or use for Employee’s own benefit or for the benefit of any person or entity other than the Company, any proprietary or confidential information disclosed to, obtained by or developed by Employee during Employee’s employment by the Company. For purposes of this Agreement, the term “proprietary or confidential information” shall include, but not be limited to, any and all information in whatever form, whether written, electronically stored, orally transmitted or memorized pertaining to: any trade secret; trademark, patent, copyright or other intellectual property right; confidential or non-public information (including, but not limited to, any materials or information the Company designates as being proprietary or confidential); knowledge or data, whether of a technical or commercial nature; sales or production records or data; long and short term goals; sales or production records or data; license arrangements and terms; confidential matters concerning private brand offerings; records; ledgers; business correspondence; memoranda and other records databases; programs; sales and marketing plans; research and development plans; product or service pricing and pricing policies; business development plans; Inventions (as defined in Section 10(c)); financial statements, plans, performance or other financial information; tax information; managerial and operational policies; ideas; plans; methods; practices and procedures; proprietary software; personnel information and files; vendor and supply arrangements, pricing and lists; marketing strategies; customer lists and records; and all other confidential or proprietary business information related to the conduct or strategy of the business of the Company.

b.Employee is aware of the restrictions imposed by federal and state securities laws on a person possessing material, non-public information. Employee further acknowledges that the disclosure of any material, non-public information to another person who would or does conduct trades in any securities while in possession of any material, non-public information is a violation of law, which could subject Employee and persons to whom the information was disclosed to civil and criminal penalties under the securities laws of the United States.

c.Any and all inventions, products, discoveries, improvements, processes, formulae, manufacturing methods or techniques, designs, devices, apparatuses, practices, content, creative works of authorship, computer programs or databases or styles, whether or not patentable or copyrightable (collectively referred to as “Inventions”) made, developed or created by Employee, alone or in conjunction with others, during regular hours of work or otherwise, during Employee’s term of employment by Employer, that may be directly or indirectly useful in or related to the business of, or tests being carried out by, the Company, are the exclusive property of the Company. Employee hereby assigns all Inventions to the Company and will, upon Employer’s request, whether before or after the Termination Date, execute all documents necessary or advisable in the opinion of Employer or its counsel to direct issuance of any type of intellectual property right to the Company with respect to Inventions that are the exclusive property of the Company under this Section 10(c) or to vest in the Company title to such Inventions. The expense of securing any such intellectual property right shall be borne by Employer. Employee will keep confidential and will hold for the Company’s sole benefit any Invention that is to be the Company’s exclusive property under this Section 10(c) for which no intellectual property right is issued.

d.If Employee is compelled by applicable law or governmental regulation or compulsory legal process to disclose “proprietary or confidential information,” as defined in Section 10(a), Employee must notify Employer in advance and in writing, as soon as Employee is aware that disclosure is or may be required or appropriate, of the nature of any such proposed disclosure and the persons or entities to which such disclosure is proposed to be made, so that Employer has the opportunity to take such action as it deems necessary to protect its “proprietary or confidential information” as defined in Section 10(a).

11.Confidentiality of Agreement.

a.Employee agrees that the existence, negotiation, terms and conditions of this Agreement are confidential. Except as expressly permitted by Employer in writing, and except for disclosures to Employee’s legal and financial advisors and members of Employee’s immediate family, each of whom shall first agree to the same confidentiality restrictions, Employee shall not disclose to any person or entity, this Agreement, the existence or nature hereof, or the terms or conditions set forth herein, or the circumstances surrounding Employee’s separation from Employer, and Employee shall take reasonable steps necessary or appropriate to cause the members of Employee’s family and Employee’s advisors to abide by such disclosure restriction.

b.Notwithstanding the foregoing, this Agreement does not prohibit Employee from (i) providing truthful testimony in response to compulsory legal process, (ii) participating or assisting in any investigation or inquiry by a governmental agency acting within the scope of its statutory or regulatory jurisdiction or (iii) making truthful statements in connection with any claim permitted to be brought by Employee under this Agreement.

12.Non-Disparagement. Employee shall not make any disparaging or negative comments, whether oral or written, about the Company or any other Releasees and shall take reasonable steps necessary or appropriate to cause the members of Employee’s family and Employee’s advisors to abide by such disclosure restriction. Company agrees that it shall instruct its Senior Executives not to make any disparaging or negative comments, whether oral or written, about Employee. For purposes of this provision, a “Senior Executive” shall mean any individual at the level of Senior Vice President or above employed by the Company as of the Effective Date of this Agreement. This provision does not prohibit Employee or Company from (i) providing truthful testimony in response to compulsory legal process, (ii) participating or assisting in any investigation or inquiry by a governmental agency acting within the scope of its statutory or regulatory jurisdiction or (iii) making truthful statements in connection with any claim brought by Company or permitted to be brought by Employee under this Agreement.

13.Covenants Regarding Competition and Employees.

a.For a period of eighteen (18) consecutive months following the Termination Date (the "Restrictive Period"), Employee specifically agrees that Employee shall not:
i.Directly or indirectly, own, manage, control, aid, assist, participate in, be a consultant to, render services for, accept a position with, be employed by, or otherwise be involved in any manner with the ownership, management, operation or control of any Sporting Goods Provider (as defined below) that conducts operations anywhere within the United States and/or in any other country in which the Company conducts retail operations or has plans to conduct retail operations within 18 months following the Termination Date (the "Restricted Area"); or,

ii.Induce, solicit or assist in any way in encouraging, directly or indirectly, any person who is a Company employee to terminate such employment relationship, otherwise assist in the recruitment of a Company employee to accept employment or an engagement with another entity or hire or otherwise retain the services of a Company employee. For purposes of this Section, a Company employee means any person who is a Company employee at any time during the period commencing 3 months prior to the Termination Date and ending on the last day of the Restrictive Period.

b.The term "Sporting Goods Provider" means any of the following:

i.Any entity listed on Appendix A, regardless of whether such entity falls within the other categories listed in this definition;

ii.Any entity that sells direct to consumers through 15 or more stores and has a total product mix of more than 50% Sporting Goods as measured either by product count or by sales; for purposes of this definition "Sporting Goods" includes each of the following: (A) hard or soft line sporting goods and equipment (including, without limitation, team sports goods and equipment, bicycles and exercise equipment); (B) sports or athletic footwear or apparel; (C) hunting, fishing, camping or outdoor apparel, gear, accessories, equipment or other products (including, without limitation, long guns/hunting rifles and ammunition); and (D) golf clubs, golf equipment, golf apparel, golf accessories or golf services;

iii.Any entity that sells direct to consumers through the Internet and/or catalogs, and has a total product mix of more than 50% Sporting Goods as measured either by product count or by sales;

iv.Any entity that employs or retains Employee to perform services materially related to Sporting Goods and has aggregate sales to consumers through any combination of stores, the Internet and/or catalogs in excess of $500 million per year;

v.Any entity (A) from or to which the Company licenses a brand for the purpose of manufacturing and/or distributing products or (B) that supplies products to the Company if the Company's sales of such entity's products are in excess of $20 million per fiscal year (as measured in the Company's most recently completed full fiscal year as of the Termination Date);

vi.Any brokerage firm or similar entity that, within the 1-year period prior to the Termination Date, has represented or otherwise provided real estate brokerage or similar services to the Company or, to employee's knowledge after due inquiry, to any entity covered by clause (i) or (ii) above; or

vii.With respect to each entity identified above in clauses (i) through (vi), (A) its successors and assigns (whether by sale, merger, consolidation, name change, or otherwise), (B) any entity that controls, is under common control with or is controlled by such entity and (C) any division, affiliate, subsidiary or franchisee of any such entity or of any entity covered by the immediately foregoing clauses (A) and (B); further, for purposes of any sales determinations or store counts required by this definition, the sales and stores of the entities covered by the immediately foregoing clauses (A), (B) and (C) shall be aggregated with those of the entities identified above in clauses (i) through (vi).

c.Employee acknowledges that the Restricted Area is reasonable because of the Company's business, its customers and the products that it sells, where it sells them and how it sells them, including without limitation that the Company's sales are not limited by state boundaries, the Company competes with entities offering products for sale via the Internet and catalog, and the Company conducts or intends to conduct retail operations throughout the United States and in the future expects to conduct retail operations in additional jurisdictions. If a court of competent jurisdiction determines that one or more of the provisions of this Section 13 is so broad as to be unenforceable, then such provision shall be deemed to be reduced in scope or length, as the case may be, to the extent required to make this Section 13 enforceable. If Employee violates the provisions of this Section 13 (as written or as so reduced in scope), the Restrictive Period shall be extended by that number of days that equals the aggregate number of days of Employee's violation of this Section 13.

d.Nothing herein shall prohibit Employee from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation that is publicly traded.

14.Breach by Employee.

a.Both parties hereto recognize that the obligations of Employee under this Agreement are special, unique and of extraordinary character and if Employee hereafter fails to comply with the restrictions and obligations imposed upon Employee under this Agreement, the Company will not have an adequate remedy at law. It is agreed that under such circumstances, the Company, in addition to any other rights that it may have, shall be entitled to injunctive relief to enforce any such restrictions and obligations without the necessity of the Company to post a bond, and that in the event any actual proceedings are brought in equity to enforce any such restriction or obligation, Employee shall not raise as a defense that there is an adequate remedy at law. In the event that the Company obtains an injunction, order, decree or other relief, in law or in equity, Employee shall be responsible for reimbursing the Company all costs associated with obtaining the relief, including reasonable attorneys’ fees, and expenses and costs of suit. Nothing in this Agreement shall be construed to prohibit the Company from pursuing any other available remedies for any such failure or threatened failure, including without limitation recovery of damages from Employee.

b.Employee will provide Employer with such information as Employer may from time to time reasonably request to determine Employee’s compliance with this Agreement. Employee authorizes Employer or its agents to contact Employee’s future employers (excluding solely board of director positions) to determine Employee’s compliance with this Agreement or to communicate the contents of this Agreement to such employers. Employee releases the Company and the other Releasees from all liability for any damage arising from any such contacts or communications. The foregoing is in addition to, but not in lieu of, any and all rights the Company may have at law or in equity in the event of a breach of this Agreement by Employee.

c.If Employee breaches or threatens to breach any provision of this Agreement, all obligations of the Company hereunder, including without limitation the obligation to pay the Severance, shall cease immediately.

15.Non-Admission of Wrongdoing. The parties agree that neither this Agreement nor the furnishing of the consideration for the release described herein shall be deemed at any time as an admission by either party, or evidence of any liability or unlawful conduct of any kind.

16.Governing Law; Personal Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to the principles of conflicts of law. Employee irrevocably submits to the personal and exclusive jurisdiction of the United States District Court for the Western District of Pennsylvania or the Court of Common Pleas of Allegheny County, Pennsylvania in any action or proceeding arising out of, or relating to, this Agreement or related to Employee’s employment with or termination from Employer (whether such action arises under contract, tort, equity or otherwise). Employee irrevocably waives any objection that Employee now or hereafter may have to the laying of venue or personal jurisdiction of any such action or proceeding brought in such courts. Jurisdiction and venue of all such causes of action shall be exclusively vested in the United States District Court for the Western District of Pennsylvania or the Court of Common Pleas of Allegheny County, Pennsylvania. Employee irrevocably waives Employee’s right to object to or challenge the above selected forum on the basis of inconvenience or unfairness under 28 U.S.C. § 1404, 42 Pa. C.S. § 5322 or similar state or federal statutes.

17.Internal Revenue Code Section 409A Compliance.

a.For purposes of Section 409A of the Internal Revenue Code, each severance benefit payment shall be treated as a separate payment. Each payment under this Agreement is intended to be excepted from Section 409A to the maximum extent provided under Section 409A as follows: (i) each payment that is scheduled to be made on or before March 15th of the calendar year following the calendar year containing the Termination Date (or, if later, the 15th day of the third month following the end of the Company's first taxable year in which the right to the payment is no longer subject to a substantial risk of forfeiture) is intended to be excepted under the short-term deferral exception as specified in Treas. Reg. § 1.409A-1(b)(4); and (ii) each payment that is not otherwise excepted under the short-term deferral exception is intended to be excepted under the involuntary pay exception as specified in Treas. Reg. § 1.409A-1(b)(9)(iii). The Employee shall have no right to designate the date of any payment under this Agreement.

b.With respect to payments subject to Section 409A (and not excepted therefrom), if any, it is intended that each payment is paid on a permissible distribution event and at a specified time consistent with Section 409A. The Company reserves the right to accelerate and/or defer any payment to the extent permitted and consistent with Section 409A. Notwithstanding any provision of this Agreement to the contrary, to the extent that a payment hereunder is subject to Section 409A (and not excepted therefrom) and payable on account of a termination of employment, such payment shall be delayed for a period of six months after the date of termination (or, if earlier, the death of the Employee) if the Employee is a "specified employee" (as defined in Section 409A and determined in accordance with the procedures established by the Company). Any payment that would otherwise have been due or owing during such six-month period will be paid immediately following the end of the six-month period in the month following the month containing the six (6)-month anniversary of the date of termination.

c.The offer set forth in this Agreement shall expire 21 days after the Termination Date. If Employee does not execute and return this Agreement to Employer within such 21-day period, Employee’s submission of the signed Agreement to Employer following the expiration of the 21-day period for acceptance shall be of no force and effect.

18.Jury Trial Waiver. In consideration of this Agreement, and the consideration provided under it, Employee irrevocably and unconditionally agrees not to elect a trial by jury and knowingly, intelligently and voluntarily waives all rights Employee has or may have had, but for this Agreement, to trial by jury in any proceeding, dispute, controversy or claim arising from or related to this Agreement or related to Employee’s employment with or termination from the Employer (including any claim arising under any provision of state, federal, common or local law), and Employee agrees to try any such claims brought by him/her in a court or tribunal without use of a jury.

19.Severability. If any provision of this Agreement is conclusively determined by a final judgment not subject to appeal to be prohibited or unenforceable in any jurisdiction, such provision shall be ineffective to the extent of such prohibition or unenforceability without affecting, impairing or invalidating the remaining provisions hereof or the enforceability thereof in such jurisdiction or the validity or enforceability of any provision hereof in any other jurisdiction.

20.Binding Effect; Non-Assignability. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns. The rights and obligations of Employee under this Agreement are personal to Employee and may not be assigned, transferred or delegated by Employee to any other person or entity. This Agreement shall be assignable by Employer, whether by operation of law or otherwise.

21.Entire Agreement; Amendment. This Agreement sets forth the entire agreement between the parties hereto, and, unless otherwise specified, fully supersedes any prior agreements or understandings between the parties including, without limitation, the Non-Compete Agreement. This Agreement may not be modified, altered or changed except in writing and signed by both parties wherein specific reference is made to this Agreement.

22.Reasonable Opportunity to Review, Acceptance and Revocation, and Other Acknowledgments.

a.Employee acknowledges that Employee has carefully read and fully understands the provisions of this Agreement, that Employee has had a full and fair opportunity to consider the terms of this Agreement (including the release and waiver of claims set forth herein) for a reasonable period of time, and that Employee’s acceptance of the terms of this Agreement is both knowing and voluntary.

b.Employee acknowledges that, except for the wages to be paid to Employee regardless of whether Employee signs this Agreement, as described in Section 2, and the Severance to be paid under this Agreement, as defined in Section 5.a., Company does not owe Employee any other wages, compensation, or benefits of any kind or nature.

c.Employee represents and acknowledges that (i) Employer has provided Employee with all leave to which Employee was entitled and, to the best of Employee’s knowledge, Employee is not suffering from any work-related injuries; and (ii) the Severance described in this Agreement are things that Employee is not entitled to receive in the absence of this Agreement. Employee represents and acknowledges that in executing this Agreement, Employee does not rely and has not relied upon any representation or statement made by Company or by any of the other Releasees with regard to the subject matter, basis or effect of this Agreement or otherwise, except any representation or statement expressly set forth herein.

d.Employee is hereby advised to consult with a lawyer of Employee’s choosing, and Employee hereby acknowledges that Employee understands that right and has had an opportunity to consult with a lawyer of Employee’s choosing regarding Employee’s lawful remedies and rights as well as the meaning and significance of the terms of this Agreement.

e.Employee has been given twenty-one (21) days to consider the terms of this Agreement before signing this Agreement. If Employee executes this Agreement prior to the expiration of the 21-day period, Employee acknowledges that Employee does so solely because Employee already fully and carefully considered this Agreement before signing it. If the terms or form of this Agreement are revised or modified prior to the expiration of such 21-day period, such revision or modification shall not restart that 21-day period.

f.Employee may revoke this Agreement, including without limitation the release and waiver of claims under the Age Discrimination in Employment Act, by delivering a written revocation to Deborah Victorelli, Vice President of Human Resources, Dick’s Sporting Goods, Inc., 345 Court Street, Coraopolis, PA 15108, within seven (7) days after executing this Agreement (the “Revocation Period”).

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

The parties, agreeing to be legally bound hereby, knowingly and voluntarily sign this Agreement.

TERI L. LIST-STOLL	DICK’S SPORTING GOODS, INC.
/s/ TERI L. LIST-STOLL	/s/ HOLLY R. TYSON
Holly R. Tyson Chief Human Resources Officer
Date: August 31, 2016	Date: September 1, 2016